EXHIBIT 21.1

SUBSIDIARIES OF CTD HOLDINGS, INC.

The following represents a list of CTD Holdings, Inc.’s subsidiaries:

Name	Ownership	State of Incorporation
NanoSonic Products, Inc.	100.00%	Florida
CTD, Inc.	100.00%	Florida